SUBLICENSE AGREEMENT

This Sublicense Agreement ("Agreement") is made as of June 14, 2017, by and between USAA Asset Management Company, a registered investment adviser having an office at 9800 Fredericksburg Road, San Antonio, TX 78288 ("Adviser") and USAA ETF Trust, a Delaware statutory trust ("Trust"), on behalf of its series listed on Schedule I hereto (each, an "Index Fund" and collectively, the "Index Funds").

RECITALS

WHEREAS, pursuant to that certain License Agreement and Data License Agreement, each dated June 14, 2017 (together, the "License Agreement"), between MSCI Inc. ("Index Provider"), a Delaware corporation, having an office at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, NY 10007, and Adviser, Adviser obtained a license to use, in connection with the Index Funds, the securities indexes compiled, calculated, maintained and published by Index Provider identified in Schedule I hereto (each, an "Index" and collectively, the "Indexes") and, as applicable, owns the trade name, trademark and service mark rights to the designations MSCI, ACWI, EAFE, the Index names and other MSCI marks referred to in the License Agreement (the "Marks");

WHEREAS, Adviser has the right pursuant to Section 1(c) of the License Agreement to sublicense its rights thereunder to the Index Funds;

WHEREAS, the Indexes and the Marks may be used in connection with the creation, issuance, management, offering, sale, marketing, and promotion of the Index Funds and disclosure about the Index Funds under applicable laws, rules and regulations; and

WHEREAS, Adviser wishes to grant a sublicense to the Trust, on behalf of the Index Funds, of its rights under the License Agreement in accordance with the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in this Agreement, the parties agree as follows:

1.Grant of Sublicense. Subject to the terms and conditions of this Agreement, Adviser hereby grants to the Trust a non-exclusive and non-transferable sublicense to use and refer to the Indexes (and associated data and information) and Marks and any other rights that may be sublicensed under the License Agreement in the manner set forth in, and subject to the terms of, the License Agreement, in connection with the creation, issuance, management, offering, sale, marketing and promotion of the Index Funds.

2.Ownership and Validity. As between the Index Provider and the Adviser, the Trust acknowledges Index Provider's ownership of the entire right, title and interest in and to the Indexes and the Marks.

3.Performance of Obligations Under the License Agreement. The Trust acknowledges that it has received and read a copy of the License Agreement. The Trust will be responsible for performing Adviser's obligations under the License Agreement (other than the payment of license fees, which shall be paid by the Adviser, and the provision of indemnifications to the Index Provider), as such obligations relate to use of the Indexes and the Marks in connection with the formation and operation of the Index Funds. The Trust shall otherwise comply with the terms and conditions of the License Agreement as if it were the licensee under the License Agreement.

4.Confidentiality. The Trust shall treat as confidential and shall not disclose or transmit to any third party: (a) any software or methodology relating to the Indexes, (b) any documentation or other materials that is designated by written communication as "Confidential" by the Index Provider or Adviser, and (c) the terms of the License Agreement (collectively, "Confidential Information"). Confidential Information as described in clause (a) of the preceding sentence shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the Index Provider or Adviser (provided that such source is not subject to a confidentiality agreement with regard to such information), or (ii) any information that is independently developed by the Trust without use of or reference to information from the Index Provider or Adviser. Notwithstanding the foregoing, the Trust may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is

(a)approved in writing by the Adviser for disclosure or (b) required by law, regulatory agency, self-regulatory agency, governmental body or court order to be disclosed by the Trust; provided, if permitted by law, that prior written notice of such required disclosure is given to the Adviser and provided further that the Trust shall cooperate with the Adviser to limit the extent of such disclosure. The provisions of this Section 4 shall survive termination or expiration of this Agreement for a period of five (5) years from disclosure to the Trust of the last item of such Confidential Information.

5.Fees. The Trust shall have no obligation to pay any license or sublicense fees to Adviser or Index Provider under this Agreement.

6.Term. This Agreement shall become effective upon execution by both parties and remain in effect unless terminated as provided herein.

7.Termination. This Agreement shall terminate with respect to a particular Index or Mark, as applicable, if: (a) the license granted with respect to a particular Index or Mark, as applicable, under the License Agreement terminates, (b) Adviser or an entity controlling, controlled by or under common control with the Adviser ceases to exercise investment discretion over the Trust or relevant Index Fund(s), or (c) the relevant Index Fund is liquidated or terminated. Adviser shall notify the Trust as soon as reasonably practicable of the occurrence of an event described in (a) or (b) above. Upon termination of this Agreement, the Trust's right to use the Indexes or the Marks, as applicable, shall terminate.

8.Indemnification. Pursuant to the License Agreement, the Adviser is liable directly to Index Provider for any breach of the License Agreement by the Adviser or any sub-licensee. Nevertheless, the Trust shall indemnify and hold harmless Adviser, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) resulting from any claim, action or proceeding (collectively "claims") that arises out of or relates to (a) the Trust's creation, issuance, management, offering, and operation of the Index Funds or interests therein, except to the extent such claims result from the negligence, recklessness, bad faith or willful misconduct of, or the reckless disregard of its duties by, Adviser, or (b) any breach by Adviser of its covenants, representations, and warranties under the License Agreement caused directly by an action or inaction of the Trust or any Index Fund. This section shall survive termination of this Agreement.

9.Assignment. A party may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

10.Amendment. Except that Schedule I of this Agreement may be amended as necessary to add one or more additional Indexes or Index Funds, as applicable, no provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

11.Limitation of Liability. Adviser is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the First Amended and Restated Master Trust Agreement of the Trust and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the Index Fund at issue and its assets. Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. Adviser understands that the rights and obligations of each series of shares of the Trust under the First Amended and Restated Master Trust Agreement are separate and distinct from those of any and all other series.

12.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

13.Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

14.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

USAA ASSET MANAGEMENT	USAA ETF TRUST
COMPANY
Name: _/s/ Brooks Englehardt____________	Name: __/s/ Daniel S. McNamara______
Brooks Englehardt	Daniel S. McNamara
Title: President	Title: President

Schedule I

Index	Index Fund
MSCI USA Select Value Momentum Blend	USAA MSCI USA Value Momentum Blend Index
Index	ETF
MSCI USA Small Cap Select Value	USAA MSCI USA Small Cap Value Momentum
Momentum Blend Index	Blend Index ETF
MSCI World ex-USA Select Value	USAA MSCI International Value Momentum Blend
Momentum Blend Index	Index ETF
MSCI Emerging Markets Select Value	USAA MSCI Emerging Markets Value Momentum
Momentum Blend Index	Blend Index ETF

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